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                                                              Exhibit 10.10

                               PURCHASE AGREEMENT

     This Agreement is made effective as of the 4th day of May, 1997, by and among Prophecy Co., an Ohio corporation (the "G.P. Buyer"), Prophecy Ltd. Partner Co., an Ohio corporation (the "L.P. Buyer") (G.P. Buyer and L.P. Buyer sometimes referred to collectively as the "Buyers"), Glosser Brothers Acquisition, Inc., a Delaware corporation ("GB"), The Jay L. Schottenstein Descendants Trust ("JLS Trust"), The Ann S. Deshe Descendants Trust ("ASD Trust"), The Susan S. Diamond Descendants Trust ("SSD Trust"), The Schottenstein Family Limited Partnership, an Ohio limited partnership ("SFLP") (GB, JLS Trust, ASD Trust, SSD Trust, and SFLP collectively referred to herein as the "Sellers"), and Prophecy Limited Partnership, an Ohio limited partnership (the "Partnership").

     WHEREAS, GB is the general partner of the Partnership and owns a 2% general partnership interest (the "GB Interest") in the Partnership under the Certificate and Agreement of Limited Partnership, dated as of November 22, 1994 (the "Partnership Agreement"); and

     WHEREAS, JLS Trust is a limited partner of the Partnership and owns a 35.92% limited partnership interest (the "JLS Trust Interest") in the Partnership under the Partnership Agreement;

     WHEREAS, ASD Trust is a limited partner of the Partnership and owns a 20.54% limited partnership interest (the "ASD Trust Interest") in the Partnership under the Partnership Agreement;

     WHEREAS, SSD Trust is a limited partner of the Partnership and owns a 20.54% limited partnership interest (the "SSD Trust Interest") in the Partnership under the Partnership Agreement;

     WHEREAS, SFLP is a limited partner of the Partnership and owns a 5% limited partnership interest (the "SFLP Interest") in the Partnership under the Partnership Agreement;

     WHEREAS, the G.P. Buyer desires to purchase the general partner interest in the Partnership through the purchase of the GB Interest, and the L.P. Buyer desires to purchase the limited partner interests in the Partnership through the purchase of the JLS Trust Interest, the ASD Trust Interest, the SSD Trust Interest, and the SFLP Interest (all of the interests, collectively, to be referred to as the "Purchased Interests") and the Sellers desire to sell and assign all of their Purchased Interests in the Partnership to the Buyers, pursuant to the terms of this Agreement;

     WHEREAS, upon giving effect to such sale and assignment of the Purchased Interests, the G.P. Buyer shall become the substituted general partner of the Partnership and the L.P. Buyer shall become the substituted limited partner of the Partnership, each holding a percentage interest in the Partnership according to an amended agreement of limited partnership to be agreed upon between the G.P. Buyer and the L.P. Buyer following the Closing (the "Amended Partnership Agreement"); and

     WHEREAS, all of the partners of the Partnership have consented to the sale and assignment of the Purchased Interests to the Buyers.


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     NOW, THEREFORE, in consideration of the promises and the mutual benefits to be derived from this Agreement and of the respective agreements and covenants set forth herein, the parties, intending to be legally bound, agree as follows:

I.   CLOSING

     1.1 CLOSING. The closing with respect to the transactions provided for in this Agreement (the "Closing") shall take place upon the signing of this Agreement to be effective the close of business on May 4, 1997 (the "Effective Date").

II.  SALE OF THE PURCHASED INTERESTS AND RELATED TRANSACTIONS

     2.1 SALE OF PURCHASED INTERESTS. On the terms set forth in this Agreement, the Sellers hereby sell, convey, assign, transfer and deliver to the Buyers, and the Buyers hereby purchase and accept from the Sellers, effective as of the Effective Date, the entire right, title and interest in and to the Purchased Interests, free and clear of all liens, security interests, taxes, charges, encumbrances and claims of every kind, for an aggregate purchase price not to exceed One Million Six Hundred Thousand ($1,600,000) Dollars (the "Purchase Price"). The Purchase Price shall be allocated among the Sellers prorata in proportion to their percentage ownership interests in the Partnership and shall be paid by the Buyers in the following manner: (A) $900,000 cash payment at Closing; and (B) provided only if Buyers continue to own and operate the Partnership business, then contingent payments of $233,333 to be paid on each of the first two anniversaries of the Closing and $233,334 to be paid on the third anniversary of the Closing. The amount of these contingent payments is subject to adjustment as set forth in Section 2.2 below.

     2.2 ADJUSTMENT TO PURCHASE PRICE. As soon as practicable after the Effective Date, the Sellers and Buyers shall jointly prepare a balance sheet based on the Partnership's books and records as of the close of business on March 31, 1997 (hereinafter referred to as the "Closing Balance Sheet"). If the Closing Balance Sheet shows an increase or decrease of more than $50,000 (a "Material Increase" or "Material Decrease") in the net book value of the Partnership as compared to the negative net book value of $1,730,000 shown on the preliminary balance sheet the Partnership as of December 31, 1996 (the "Preliminary Balance Sheet"), the contingent purchase price payments set forth in Section 2.1 shall be adjusted according to this Section 2.2. For purposes of making such an adjustment, if the Closing Balance Sheet shows a Material Increase, then the contingent payments shall be increased dollar for dollar for every dollar of such Material Increase. Or, in the alternative, if the Closing Balance Sheet shows a Material Decrease, then the contingent payments shall be reduced dollar for dollar for every dollar of such Material Decrease. Any such resulting adjustment to the Purchase Price shall be added or deducted from the contingent payments equally. If the Closing Balance Sheet shows neither a Material Increase nor a Material Decrease, there shall be no adjustment to the contingent payments.

     2.3 CONTINUATION OF PARTNERSHIP AS A PARTNERSHIP. On and after the Closing, and effective as of the Effective Date, the G.P. Buyer shall be a substituted general partner, and the L.P. Buyer a

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substituted limited partner in the Partnership, pursuant to the Amended
Partnership Agreement. Notwithstanding the above, the Partnership shall be deemed to terminate with respect to the Sellers.

     2.4 LIQUIDATION OPTION. If the Buyers, in their sole discretion, elect to terminate the operation of the business of the Partnership (not including the continuation of the business in a different legal entity) at any time during the three years after the Closing, the Buyers shall provide Sellers written notice of their intention to either sell or wind-up and liquidate the Partnership business. Upon receipt of the notice, Sellers shall have the right, exercisable for a period of 30 days by written notice to the Buyers, to acquire the Partnership business at a price to be agreed upon.

     2.5 TAXES. The Sellers shall prepare, execute and file all tax returns relating to, and the Sellers shall be responsible for and pay when due, any and all sales, real estate, transfer or use or other tax due with regard to the purchase and sale of the Purchased Interests.

III. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE SELLERS AND
     THE PARTNERSHIP

     Each of the Sellers, jointly and severally, hereby represents and warrants to the Buyers and agrees as follows:

     3.l EXISTENCE AND GOOD STANDING. GB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the power and authority to own, operate and lease its properties, to carry on its business as now being conducted and to enter into this Agreement and perform its obligations hereunder. Each of JLS Trust, ASD Trust, and SSD Trust is a trust duly organized and validly existing under the laws of the State of Ohio, and has the power and authority to own, operate and lease its properties, to carry on its business as now being conducted and to enter into this Agreement and perform its obligations hereunder. SFLP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Ohio, and has the power and authority to own, operate and lease its properties, to carry on its business as now being conducted and to enter into this Agreement and perform its obligations hereunder.

     3.2 OWNERSHIP OF PURCHASED INTERESTS. Each of GB, JLS Trust, ASD Trust, SSD Trust and SFLP is the lawful owner of their respective Purchased Interests, free and clear of all security interests, liens, encumbrances and claims of every kind. Sellers have full legal right power and authority to enter into this Agreement and to sell, assign, transfer and convey the Purchased Interests pursuant to this Agreement. The delivery to the Buyer of the Purchased Interests pursuant to the provisions of this Agreement will transfer to the Buyer valid title thereto, free and clear of all security interests, liens, encumbrances and claims of every kind, except with respect to the GB Interest, which may be subject to such encumbrances arising solely as a result of its representing a general partner interest in the Partnership.

     3.3 ORGANIZATION, POWER, AND GOOD STANDING OF PARTNERSHIP. The Partnership is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of

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Ohio. The Sellers have furnished to the Buyer a true, complete and correct copy of the Partnership Agreement, which remains in full force and effect without modification through the Closing. The Partnership has all requisite power and authority to own, operate and lease its properties, to carry on its business as now being conducted and to enter into this Agreement and perform its obligations hereunder. The Partnership is duly qualified to do business as a foreign partnership and is in good standing in each of the jurisdictions in which the property operated by the Partnership or the nature of its business makes such qualification necessary except where failure to so qualify would not have a material adverse effect on the financial condition of the Partnership and would not in any way affect the enforceability of this Agreement.

     3.4 AUTHORITY RELATIVE TO AGREEMENT. The execution, delivery and performance of this Agreement and all documents and instruments to be delivered in connection herewith by each of the Sellers has been duly and effectively authorized by all necessary corporate, trustee or partnership action of the Partnership and the Sellers. This Agreement has been duly executed by each of the Sellers and is a valid, legally binding and enforceable obligation of each of the Sellers.

     3.5 EFFECT OF AGREEMENT. The execution, delivery and performance of this Agreement and all documents and instruments to be delivered in connection herewith by each of the Sellers and the consummation by each of them of the transactions contemplated hereby and thereby does not (i) require the consent, approval or authorization of any person, corporation, partnership, joint venture or other business association or public authority; (ii) violate, with or without the giving of notice or the passage of time, or both, any provisions of law or statue or any rule, regulation, order, award, judgement or decree of any court or governmental authority applicable to any of the Sellers; or (iii) conflict with or result in a breach or termination of any provision of, or constitute a default under, or result of the creation of any lien, charge or encumbrance upon any of the assets of the Partnership or the Purchased Interests pursuant to any corporate charter, by law, partnership agreement, indenture, mortgage, deed of trust, lease, contract, agreement or other instrument, or any order, judgement, award, decree, statue, ordinance, regulation or any other restriction of any kind or character, to which any of the Sellers is a party, or by which any of the Sellers or any of the Purchased Interests may be bound.

     3.6 FINANCIAL STATEMENTS. The Sellers and the Partnership have heretofore furnished the Buyers with the Preliminary Balance Sheet, which represents the preliminary balance sheet of the Partnership as of December 31, 1996. The Closing Balance Sheet fairly presents the financial condition of the Partnership at the date thereof.

     3.7 TITLE TO PROPERTIES; ENCUMBRANCES. Except for properties and assets reflected in the Closing Balance Sheet which have been sold or otherwise disposed of in the ordinary course of business, the Partnership has good, valid and marketable title to all of its material properties and assets (real and personal, tangible and intangible), including, without limitation, all of the properties and assets reflected in the Closing Balance Sheet, except as indicated in any notes thereto.

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     3.8 PARTNERSHIP CONTRACTS. The Partnership neither has nor is bound by any agreement, contract, obligation, lease or commitment that would have a material adverse effect on the Partnership or this Agreement or that could not be cancelled without penalty upon 30 days notice. Each agreement, contract, obligation, lease and commitment of the Partnership is in full force and effect and there exists no default or event of default or event, occurrence, condition or act (including the sale of the Purchased Interests hereunder) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder. The Partnership has not violated any of the terms or conditions of any agreement, contract, obligation, lease or commitment in any material respect, and, to the best knowledge, information and belief of the Partnership and the Sellers, all of the covenants to be performed by any other party thereto have been performed in all material respects.

     3.9 LITIGATION. There is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before or any investigation by any governmental or other instrumentality or agency, pending, or, to the best knowledge, information and belief of the Partnership and the Sellers, threatened, against or affecting the Partnership which, if adversely determined, would have a material adverse effect on the business of the Partnership; and the Sellers do not know of any valid basis for any such action, proceeding or investigation. The Partnership is not subject to any judgment, order or decree entered in any lawsuit or proceeding.

     3.10 TAXES. The Partnership has filed or caused to be filed, within the times and within the manner prescribed by law, all federal, state, local and foreign tax returns and tax reports which are required to be filed by, or with respect to the Partnership. All federal, state, local and foreign income, profits, franchise, sales, use, occupancy, excise and other taxes and assessments (including interest and penalties) payable by, or due from, the Partnership prior to the Effective Date have been or will be fully paid by the Sellers. No examination of any tax return of the Partnership is currently in progress other than a New York state payroll tax inquiry for the quarter ended June 30, 1995. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of the Partnership. Where requested, the Partnership has provided the Buyers accurate and complete copies of all tax returns filed by the Partnership. The Sellers shall pay or immediately reimburse the Buyers on demand all tax liabilities of every nature whatsoever incurred by the Partnership on or prior to the Effective Date or as a result of the transactions contemplated by this Agreement.

     3.11 LIABILITIES. The Partnership has no outstanding claims, liabilities or indebtedness, contingent or otherwise, of a type required to be accrued under generally accepted accounting principles, except as set forth in the Closing Balance Sheet or incurred in the ordinary course of its business after the date thereof. The Partnership is not in default in respect of the terms or conditions of any indebtedness.

     3.12 COMPLIANCE WITH LAWS. The Partnership is in compliance in all material respects with all applicable laws, regulations, orders, judgments and decrees.

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     3.13 NO CHANGES SINCE THE CLOSING BALANCE SHEET DATE. Since the date of the Closing Balance Sheet, except as expressly contemplated hereby or except as incurred in the ordinary course of business, the Partnership has not (a) incurred any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, (b) permitted any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, (c) sold, transferred or otherwise disposed of any assets, (d) made any capital expenditure or commitment therefor, (e) made any bonus or profit sharing distribution or payment of any kind, (f) incurred indebtedness for borrowed money or made any loan, (g) written off as uncollectible any notes or accounts receivable, (h) cancelled or waived any claims or rights, (i) made any change in any method of accounting or auditing practice, (j) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of business, or (k) agreed, whether or not in writing, to do any of the foregoing.

     3.14 DISCLOSURE. None of this Agreement, the Closing Balance Sheet, or any document delivered in accordance with the terms hereof contains any untrue statement of a material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Partnership or the Sellers which materially and adversely affects the business, prospects or financial condition of the Partnership or its properties or assets, which has not been set forth in this Agreement or any document delivered in accordance with the terms hereof.

     3.15 INVENTORY; ACCOUNTS RECEIVABLE. The inventory, including, without limitation finished goods, inventory in-transit, work-in-progress, piece goods and trim, of the Partnership reflected on the Closing Balance Sheet is carried on the books of the Partnership at the lower of cost (first-in, first-out basis) or market, plus or minus any adjustments agreed to by the Buyer in connection with preparation of the Closing Balance Sheet. The accounts receivable reflected in the Closing Balance Sheet (the "Accounts Receivable") represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Accounts Receivable are currently collectable net of the respective reserves, if any, shown on the Closing Balance Sheet (which reserves are adequate and calculated consistent with past practice), and, to Sellers' knowledge, there is no contest, claim, or right of set-off with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable in excess of the amount of the reserves.

     3.16 BROKER'S OR FINDER'S FEES. No agent, broker, person or firm acting on behalf of the Sellers or the Partnership is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person or entity controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

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IV.  REPRESENTATIONS AND WARRANTIES OF THE BUYERS.

     Buyers, jointly and severally, represent and warrant to the Sellers as follows:

     4.1 ORGANIZATION; GOOD STANDING; POWER. Each of the Buyers is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to own, lease and operate its properties, to carry on its business and to enter into this Agreement and perform its obligations hereunder and thereunder. Each of the Buyers is duly qualified to do business as a foreign corporation and is in good standing in each of the jurisdictions in which the property owned, leased or operated by it or the nature of the business conducted by it after the consummation of the transaction contemplated hereunder makes such qualification necessary.

     4.2 AUTHORITY RELATIVE TO AGREEMENT, ETC. The execution, delivery and performance of this Agreement and all documents and instruments to be delivered in connection herewith and the transactions contemplated hereby and thereby by the Buyers have been duly and effectively authorized by all necessary corporate action of the Buyers. This Agreement has been duly executed by the Buyer and is a valid, legally binding and enforceable obligation of the Buyers.

     4.3 EFFECT OF AGREEMENT. The execution, delivery and performance of this Agreement and all documents and instruments to be delivered in connection herewith by the Buyers and the consummation of the transactions contemplated hereby will not (i) require the consent, approval or authorization of any person, corporation, partnership, joint venture or other business association or other public authority; (ii) violate, with or without the giving of notice or the passage of time, or both, any provisions of law applicable to the Buyers; or (iii) conflict with or result in a breach or termination of any provision of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of the Buyers pursuant to any indenture, corporate charter, bylaw, agreement, indenture, mortgage, deed of trust, lease, contract, agreement or other instrument or any order, judgment, award, decree, statute, ordinance, regulation or any other restriction of any kind or character, to which the Buyers are a party, or by which the Buyers or any of their assets or properties may be bound.

V.   NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

     5.1 SURVIVAL OF REPRESENTATIONS, ETC. All representations, warranties and agreements made by the Sellers, on the one hand, or the Buyers on the other hand, in this Agreement or in any document or instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby, and the remedies of the Sellers, on the one hand, or the Buyers on the other hand, with respect thereto, shall survive the Closing hereunder.

     5.2 INDEMNIFICATION. (a) Each Seller, jointly and severally, shall indemnify, pay on behalf of, defend and hold harmless each Buyer, its parent, and their directors, officers, employees, agents

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and successors and assigns (collectively, the "Buyer Parties"), from and against any and all demands, claims, actions or causes of action, losses, damages, liabilities, costs and expenses, including, without limitation, the costs of investigation and reasonable attorney's fees and expenses, asserted against, resulting to, imposed upon or incurred by the Buyer Parties arising out of or relating to any breach of this Agreement by any of the Sellers or the performance by any of the Sellers of any of their obligations under this Agreement; provided, however, each Sellers liability hereunder shall be limited to no more than the amount of the Purchase Price actually received by such Seller.

         (b) Each Buyer, jointly and severally, shall indemnify, pay on behalf of, defend and hold harmless each Seller, its affiliates, and their trustees, directors, officers, employees, agents and successors and assigns (collectively, the "Seller Parties"), from and against any and all demands, claims, actions or causes of action, losses, damages, liabilities, costs and expenses, including, without limitation, the costs of investigation and reasonable attorney's fees and expenses, asserted against, resulting to, imposed upon or incurred by the Seller Parties arising out of or relating to any breach of this Agreement by any of the Buyers or the performance by any of the Buyers of any of their obligations under this Agreement.

         (c) No claim shall be made for indemnification under this Article V by a party, unless and until the total value of all claims by the party exceed $50,000, in which event only claims exceeding such amount may be recovered. No claim shall be made for indemnification under this Article V by a party unless written notice of the claim has been sent to the other party on or before two
(2) years from the Closing.

VI.  MISCELLANEOUS

     6.1 FURTHER ASSURANCES; RECORDS, ETC. (a) From time to time after the Closing, upon the reasonable request of the other party hereto, each party will execute, deliver and acknowledge all such further instruments and documents as the other may reasonably require to further evidence the completion of the transactions contemplated under this Agreement.

         (b) On and after the Closing, Buyers will permit the Sellers and their representatives reasonable access to the books, records and accounts of the Partnership reasonably necessary to prepare, review or audit any of the financial statements or tax returns of any of them, and Buyers and the Sellers agree to cooperate with each other in preparing and filing tax returns to the extent deemed reasonably necessary by both parties.

     6.2 AMENDMENT. This Agreement may be amended, modified or supplemented only by a written instrument executed by all the parties hereto. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

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         6.3 EXPENSES. Whether or not the transactions contemplated by this
Agreement are consummated, the Buyers shall pay the fees and expenses of their counsel, accountants, other experts and all other expenses incurred by them incident to the negotiation, preparation and execution of this Agreement, and the Sellers shall pay any and all such fees and expenses incurred by them or the Partnership incident to the negotiation, preparation and execution of this Agreement and the performance by the Sellers or the Partnership of their obligations hereunder.

         6.4 NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid:

   If to the Sellers, to:
         c/o Irwin A. Bain, Esq.
         Glosser Brothers Acquisition, Inc.
         1800 Moler Road
         Columbus, Ohio  43207

   If to the Buyers, to:
         Prophecy Co.
         150 Thorn Hill Drive
         Warrendale, PA  15086
         Attn: George Kolber

or to such other address as any party shall have specified by notice in writing to the other.

     6.5 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof.

     6.6 BINDING EFFECT; BENEFITS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any other person other than the parties hereto and the Buyer Parties and the Seller Parties, or their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     6.7 APPLICABLE LAW. This Agreement and the legal relations between the parties hereto shall be governed by and in accordance with the laws of the State of Ohio

     6.8 COUNTERPARTS. This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

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     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed and delivered this Agreement as of the date first above written.

SELLERS:

GLOSSER BROTHERS ACQUISITION, INC.               THE JAY L. SCHOTTENSTEIN
                                                 DESCENDANTS TRUST

/s/ Thomas R. Ketteler                           /s/ Jay L. Schottenstein
------------------------------                   ----------------------------

By:  Thomas R. Ketteler                          By:  Jay L. Schottenstein
Its: Vice President                              Its: Trustee

THE ANN S. DESHE DESCENDANTS TRUST               THE SUSAN S. DIAMOND
                                                 DESCENDANTS TRUST

/s/ Ann S. Deshe                                 /s/ Susan S. Diamond
------------------------------                   ----------------------------

By:  Ann S. Deshe                                By:  Susan S. Diamond
Its: Trustee                                     Its: Trustee

THE SCHOTTENSTEIN FAMILY LIMITED PARTNERSHIP

/s/ Jay L. Schottenstein
------------------------------

By:  Jay L. Schottenstein
Its: General Partner

G.P. BUYER:                                      L.P. BUYER
PROPHECY CO.                                     PROPHECY LTD. PARTNER CO.

/s/ George Kolber                                /s/ George Kolber
------------------------------                   ------------------------------

By:  George Kolber                               By:  George Kolber
Its: Chief Operating Officer                     Its: Chief Operating Officer

THE PARTNERSHIP:
PROPHECY LIMITED PARTNERSHIP
By: Glosser Brothers Acquisition, Inc.,
    its General Partner

/s/ Thomas R. Ketteler
------------------------------

By:  Thomas R. Ketteler
Its: Vice President


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